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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Stericycle, Inc. 2005 Incentive Stock Plan, of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Stericycle, Inc. and Subsidiaries, Stericycle, Inc. and Subsidiaries' management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Stericycle, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

August 9, 2005
Chicago, Illinois




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